Exhibit (e-2)

                       AMENDMENT TO DISTRIBUTION AGREEMENT
                                THE SPECTRA FUNDS

         The Spectra Funds (the "Fund") has adopted a plan pursuant to Rule 12b-1 under the Investment Company Act permitting certain payments to Fred Alger & Company Incorporated ("Alger") with respect to Class N Shares of the portfolios of the Fund. Accordingly, the Distribution Agreement dated February 12, 1996 between the Fund and Alger is hereby amended by adding the following paragraphs 1.6, 1.7 and 1.8:

         1.6 As promptly as possible after the last day of each month that this Agreement is in effect, the Fund may pay shareholder servicing fees to Alger for ongoing servicing and/or maintenance of shareholder accounts at an annual rate of up to .25% of the average daily net assets allocable to the Class N Shares of each portfolio of the Fund (each a "Portfolio"), such payments to be made in each case only out of the assets allocable to the Portfolio's Class N Shares. The shareholder servicing fee shall be used by Alger to provide compensation for ongoing servicing and/or maintenance of shareholder accounts and to cover an allocable portion of overhead and other Alger and selected dealer office expenses related to the servicing and/or maintenance of shareholder accounts, or for such other purpose as may be permitted under the then current Class N Distribution Plan of the Fund adopted pursuant to Rule 12b-1 under the 1940 Act (the "Plan").

         1.7 Alger shall, at least quarterly, provide to the Board of Trustees of the Fund for their review a written report of the amounts expended under paragraph 1.6 and the purposes for which such expenditures were made, and shall also provide such supplemental reports as the Trustees may from time to time request.

         1.8 Alger acknowledges that the payments contemplated by paragraph 1.6 are made pursuant to the Plan and may continue only so long as the Plan remains in effect, that the payments are subject to the approval of the Fund's Board of Trustees, that no Portfolio is contractually obligated to make such payments in any amount at any time, and that payments with respect to a particular Portfolio may be terminated by vote of a majority of the Class N Shares of that Portfolio.

                  This Amendment is accepted and agreed to as of January 17, 2007.

                                           THE SPECTRA FUNDS

                                           By: /s/ Hal Liebes
                                              ----------------------------------

                                           FRED ALGER & COMPANY, INCORPORATED

                                           By: /s/ Hal Liebes
                                              ----------------------------------